EXHIBIT 99.2

OpenTV Announces Closure of Regional Office

First Phase of Restructuring Plan Initiated to Reduce
Operating Expenses Worldwide

MOUNTAIN VIEW, Calif., Sept. 30, 2002 – OpenTV (Nasdaq and Euronext Amsterdam: OPTV), the world’s leading interactive television company, today announced the closure of its regional office located in Naperville, Illinois. In accordance with its previously announced intention to restructure the company’s worldwide operations, OpenTV expects this initial phase to reduce its workforce by 60 positions, or approximately 10 percent of the company’s total. The company will announce further restructuring plans to significantly reduce its expense base over the course of the next few weeks. Most of the reductions associated with the Naperville office closing are effective immediately, although some will occur during the fourth quarter to facilitate adequate knowledge transfer. OpenTV anticipates this action will reduce expenses by approximately $8.8 million on an annualized basis. As a result of this restructuring, the company expects to take a one-time, pre-tax charge of approximately $4.1 million in the third quarter of this year.

The Naperville office’s primary function – research and development related to OpenTV’s Device Mosaic technology – will be relocated to the company’s headquarters in Mountain View, California. Other functions performed in the Naperville office will be relocated, as necessary, to other OpenTV facilities.

About OpenTV

One of the world’s leading interactive television companies, OpenTV powers more than 27 million set-top boxes worldwide. The company provides a comprehensive suite of iTV solutions including operating middleware, web browser software, interactive applications, content creation tools, professional support services, and strategic consulting. OpenTV is headquartered in Mountain View, California, with regional offices throughout the United States, Europe and Asia/Pacific. For more information please visit www.opentv.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including statements regarding the continued proliferation of OpenTV’s core platform and OpenTV’s current and future position in the marketplace. Actual results can differ materially. Risks and uncertainties that could cause actual results to differ include, but are not limited to, whether current demand for interactive products and services will continue, the rate at which the market for interactive products and services will continue to expand, the timely identification, development and deployment of interactive products and services, customer acceptance of those products and services and the pricing thereof, the impact of competitive products and services and the pricing of those products and services, the impact of technological constraints and changes in technology, and other risk factors detailed in the documents filed from time to time by OpenTV Corp. with the Securities and Exchange Commission, including those risk factors detailed in Item 3.D of OpenTV Corp.’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 26, 2002. OpenTV undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2002 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. Static2358, Static and PlayJam are trademarks of Static2358. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

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OpenTV: Helen Chung	Susan Sjoblom	Gary Fuges
JLM Partners for OpenTV	OpenTV Public Relations	OpenTV Investor Relations
Tel: 206-381-3600	E Tel: 650-230-8027	Tel: 650-429-5531
helen@jlmpartners.com	ssjoblom@opentv.com	gfuges@opentv.com